                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement.           [ ]   Confidential, For Use of the
                                                   Commission Only (as permitted
[X]   Definitive Proxy Statement.                  by Rule 14a-6(e)(2))
[ ]   Definitive Additional Materials.
[ ]   Soliciting Material Under Rule 14a-12.

                            Triton PCS Holdings, Inc.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
      (4)   Proposed maximum value of transaction:


--------------------------------------------------------------------------------
      (5)   Total fee paid:


--------------------------------------------------------------------------------
      [ ]   Fee previously paid with preliminary materials:


--------------------------------------------------------------------------------

      [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:


--------------------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:


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      (3)   Filing Party:


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      (4)   Date Filed:


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

                               [TRITON PCS LOGO]

To the Stockholders of Triton PCS Holdings, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of Triton PCS Holdings, Inc. to be held at our Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on Wednesday, May 15, 2002, at 2:00 p.m., local time.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting.

     Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card, even if you plan to attend the Annual Meeting.

                                          Sincerely,

                                          /s/ Michael E. Kalogris

                                          Michael E. Kalogris
                                          Chairman and Chief Executive Officer

Berwyn, Pennsylvania
April 10, 2002

                           TRITON PCS HOLDINGS, INC.
                               1100 CASSATT ROAD
                           BERWYN, PENNSYLVANIA 19312
                                 (610) 651-5900

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2002

                             ---------------------

To the Stockholders of Triton PCS Holdings, Inc.:

     The Annual Meeting of the holders of Class A common stock of Triton PCS Holdings, Inc. will be held at our Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on Wednesday, May 15, 2002, at 2:00 p.m., local time, for the following purposes:

           1.  To elect three Class III directors; and

           2. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Triton's independent auditors.

     The Board of Directors has fixed March 22, 2002 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as set forth in the Proxy Statement.

     This Proxy Statement, the proxy card and our Annual Report to Stockholders are being mailed on or about April 10, 2002.

                                          By Order of the Board of Directors,

                                          /s/ David D. Clark

                                          David D. Clark
                                          Corporate Secretary

Berwyn, Pennsylvania
April 10, 2002

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT, A STOCKHOLDER MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS USE.

                           TRITON PCS HOLDINGS, INC.
                               1100 CASSATT ROAD
                           BERWYN, PENNSYLVANIA 19312
                                 (610) 651-5900
                             ---------------------

                                PROXY STATEMENT
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

SOLICITATION OF PROXIES

     The Board of Directors of Triton PCS Holdings, Inc. is furnishing this Proxy Statement to solicit proxies for use at our 2002 Annual Meeting of Stockholders to be held on Wednesday, May 15, 2002, at 2:00 p.m., local time, at Triton's Corporate Headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choices specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

     This Proxy Statement and the enclosed proxy card are being first sent for delivery to stockholders of Triton on or about April 10, 2002. Triton will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals.

     The shares of Class A common stock represented by valid proxies Triton receives in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed written proxy cards not later revoked. Voting your proxy by mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

     (1) FOR the election of the Board of Directors' nominees for Class III directors; and

     (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Triton's independent auditors.

     If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

VOTING SECURITIES

     We have one outstanding class of voting securities, our Class A common stock, par value $0.01 per share. As of March 22, 2002, there were outstanding 59,312,615 shares of Class A common stock. Only holders of record of shares of Class A common stock at the close of business on March 22, 2002, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

     Each share of Class A common stock is entitled to one vote. The presence in person or by proxy of holders of record of a majority of the shares entitled to vote generally will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the votes entitled to be cast by the issued and outstanding Class A common stock present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of Class III directors and the ratification of the appointment of independent auditors.

     Stockholders may cast their votes in favor of the election of Class III directors or the ratification of the appointment of the independent auditors or may withhold authority to vote for one or more director nominees or withhold authority to vote for auditors. Stockholders withholding authority will be deemed present at the Annual Meeting for the purpose of determining whether a quorum has been constituted and will count in the calculation of the number of votes entitled to be cast by the issued and outstanding Class A common stock present at the Annual Meeting and entitled to vote. Broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when a nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

VOTING BY PROXY

     Any proxy duly given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy (i) by written notice to the Corporate Secretary at our principal executive offices, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, (ii) by a later-dated proxy signed and returned by mail before the Annual Meeting or (iii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

                        ELECTION OF CLASS III DIRECTORS

                                (PROPOSAL NO. 1)

     The Board of Directors presently consists of seven members. Triton's Second Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes, as nearly equal in number as possible. Each director serves a three-year term, and one class is elected at each year's annual meeting of stockholders. The term of the Class I directors will expire at the 2003 Annual Meeting, the term of the Class II directors will expire at the 2004 Annual Meeting, and the term of the Class III directors will expire at the 2002 Annual Meeting, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that annual meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified.

     Because the term of the Class III directors expires this year, stockholders will vote upon the election of three Class III directors at the Annual Meeting. The Board of Directors has nominated Michael E. Kalogris, Steven R. Skinner and Rohit M. Desai for Class III directors. Mr. Desai was selected as a Class III director nominee by certain of Triton's initial institutional investors, who we refer to as the cash equity investors, pursuant to Triton's First Amended and Restated Stockholders' Agreement, as modified by the Investors Stockholders' Agreement, as amended, and will replace John W. Watkins as one of the cash equity investors' director nominees.

     Unless otherwise directed in the proxy, the persons named in the enclosed proxy, or the persons' substitute, will vote the proxy for the election of the persons nominated by the Board of Directors below as Class III directors for a three-year term and until their respective successors are elected and qualified. The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the nominees is unable or unwilling to serve as a director of Triton, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

NAME                                        AGE   POSITION
----                                        ---   --------
Present Class III Directors and Nominees
for Election to Serve Until the 2005
Annual Meeting

Michael E. Kalogris.......................  52    Chairman of the Board of Directors and
                                                  Chief Executive Officer
Steven R. Skinner.........................  59    President, Chief Operating Officer and
                                                  Director
John W. Watkins...........................  40    Director
Rohit M. Desai............................  63    Director Nominee

NAME                                        AGE   POSITION
----                                        ---   --------
Present Class I Directors Elected to Serve
Until the 2003 Annual Meeting

Scott I. Anderson.........................  43    Director
Arnold L. Chavkin.........................  50    Director

Present Class II Directors Elected to
Serve Until the 2004 Annual Meeting

John D. Beletic...........................  50    Director
William W. Hague..........................  46    Director

     MICHAEL E. KALOGRIS has served as Chairman of the Board of Directors and as Chief Executive Officer of Triton since its inception. Mr. Kalogris was previously the Chairman of Triton Cellular Partners, L.P., which specialized in acquiring and operating rural cellular properties. The assets of Triton Cellular Partners, L.P. were sold in 2000 for approximately $1.24 billion. Prior to Triton Cellular Partners, L.P., Mr. Kalogris was President and Chief Executive Officer of Horizon Cellular Group, which he joined on October 1, 1991. Under Mr. Kalogris' leadership, Horizon Cellular Group became the fifth-largest independent cellular company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers and was sold for approximately $575.0 million. Prior to joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone, a cellular carrier in Philadelphia, the nation's fifth-largest market. Mr. Kalogris is a member of the board of directors of the Cellular Telecommunications Industry Association and serves on its Executive Committee. He is also a member of the advisory board of Waller Capital Media Partners and the board of directors of Paoli Hospital.

     STEVEN R. SKINNER has served as President and Chief Operating Officer and as a Director of Triton since its inception. Mr. Skinner was also Vice Chairman and a member of the advisory board of Triton Cellular Partners, L.P. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Horizon Cellular Group beginning in January of 1994. From March 1992 through December 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon Cellular Group. From January 1991 to March 1992, he served as a consultant in the area of cellular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991, he served as President and General Manager of Houston Cellular Telephone Company. Prior to joining Houston Cellular, he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis.

     ROHIT M. DESAI is a Class III director nominee. Mr. Desai has been Chairman of the Board and President of Desai Capital Management Incorporated, a registered investment advisor, since 1984. He also serves as a director of The Rouse Company, Finlay Enterprises, Inc., Sitel Corporation and Independence Community Bank.

     JOHN W. WATKINS has served as a Director of Triton since February 1998. Mr. Watkins serves as a director of Advanced TelCom Group, Kelmscott Communications and Western Integrated Networks. Mr. Watkins manages private equity investment activities in the communications industries. He is a Managing General Partner of Telegraph Hill Communications Partners, L.P. Previously, Mr. Watkins was a Managing Director and an officer of J.P. Morgan Capital Corporation.

     SCOTT I. ANDERSON has served as a Director of Triton since February 1998. He is currently a member of the board of directors of Wireless Facilities, Inc., a member of the board of advisors of Telephia, Inc. and a principal of Cedar Grove Partners, LLC and Cedar Grove Investments. He was a director of TeleCorp PCS until its merger into AT&T Wireless Services, Inc. in February 2002. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

     ARNOLD L. CHAVKIN has served as a Director of Triton since February 1998. Mr. Chavkin was previously a member of the advisory board of Triton Cellular Partners, L.P. and is currently a director of

American Tower Corporation, Encore Acquisition Partners, Inc., Crown Media Holdings, Carrizo Oil and Gas, TIW (Asia), HDFC Bank in India and Better Minerals & Aggregates Co. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Asia Development Partners Fund. Mr. Chavkin is an Executive Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners) and was a General Partner from 1992 to 2000. Prior to joining Chase Capital Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

     JOHN D. BELETIC has served as a Director of Triton since February 1998. Mr. Beletic currently serves as Non-Executive Chairman of WebLink Wireless, Inc. Previously, he served as Chairman and Chief Executive Officer of WebLink Wireless, Inc., which he joined in 1992. WebLink Wireless, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2001. He also serves as a director of Tessco Technologies Inc. and iPass Inc.

     WILLIAM W. HAGUE has served as a Director of Triton since April 2000 and previously served as a Director of Triton from February 1998 through January 1999. Mr. Hague serves as Executive Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services, Inc., which he joined in 1995. Prior to joining AT&T Wireless and beginning in 1992, he acted as Director of Legal Affairs and Human Resources at Western Wireless, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 22, 2002, the number of shares of Class A common stock beneficially owned by (i) each current director, (ii) each director nominee, (iii) each current executive officer, (iv) all current directors and executive officers as a group and (iv) each of Triton's stockholders who, based on Triton's records, was known to Triton to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock.

                                                                  NUMBER OF          PERCENTAGE OF
                                                                VOTING SHARES        VOTING SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED   BENEFICIALLY OWNED
---------------------------------------                       ------------------   ------------------
Michael E. Kalogris.........................................       2,912,529(10)           4.9%
Steven R. Skinner...........................................       2,076,558(11)           3.5
David D. Clark..............................................         496,506(12)             *
Stephen J. McNulty..........................................         189,573(13)             *
Daniel E. Hopkins...........................................         121,660(14)             *
William A. Robinson.........................................          88,660(15)             *
Glen Robinson...............................................         124,292(16)             *
Scott I. Anderson...........................................          22,643                 *
John D. Beletic.............................................          31,343(17)             *
Arnold L. Chavkin(2)........................................              --                --
William W. Hague(3).........................................              --                --
John W. Watkins.............................................              --                --
Rohit M. Desai(4)...........................................              --                --
J.P. Morgan Partners (23A SBIC), LLC(2)(5)..................       9,014,157              15.2
Desai Capital Management Incorporated(4)....................       8,744,209(18)          14.7
AT&T Wireless PCS LLC(3)....................................      12,504,720(19)          17.4
FMR Corp.(7)................................................       7,424,450(20)          12.5
T. Rowe Price Associates, Inc.(8)...........................       3,573,200(21)           6.0
Putnam Investments, LLC(9)..................................       3,085,556(22)           5.2
All directors and executive officers as a group (12
  persons)..................................................       6,063,764              10.2%

---------------

   * Represents less than 1%.

 (1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

 (2) Mr. Chavkin is an Executive Vice President of the managing member of J.P. Morgan Partners (23A SBIC), LLC and an Executive Partner of J.P. Morgan Partners, LLC. Mr. Chavkin disclaims beneficial ownership of any shares held by J.P. Morgan Partners (23A SBIC), LLC, except to the extent of his pecuniary interest therein. The address of J.P. Morgan Partners (23A SBIC), LLC is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

 (3) Mr. Hague is Executive Vice President, Corporate Development, Mergers and Acquisitions at AT&T Wireless Services, Inc., an affiliate of AT&T Wireless PCS LLC. Mr. Hague disclaims beneficial ownership of any shares held by such entity. The address of AT&T Wireless Services and AT&T Wireless PCS LLC is 7277 164th Avenue, NE, Building 1, Redmond, Washington 98052.

 (4) Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated. Mr. Desai disclaims beneficial ownership of any shares held by such entity. The address of Desai Capital Management Incorporated is 540 Madison Avenue, New York, New York 10022.

 (5) J.P. Morgan Partners (23A SBIC), LLC is a subsidiary of JP Morgan Chase &
     Co.

 (6) The address of First Union Affordable Housing Community Development Corporation is 301 South College Street, 12th Floor, Charlotte, North Carolina 28288-0732.

 (7) The information contained in the table and these footnotes with respect to FMR Corp. is based solely on a filing on Schedule 13G reporting beneficial ownership as of December 31, 2001. The business address of the reporting party is 82 Devonshire Street, Boston, Massachusetts 02109.

 (8) The information contained in the table and these footnotes with respect to
     T. Rowe Price Associates, Inc. is based solely on a filing on Schedule 13G reporting beneficial ownership as of December 31, 2001. The business address of the reporting party is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (9) The information contained in the table and these footnotes with respect to Putnam Investments, LLC is based solely on a filing on Schedule 13G reporting beneficial ownership as of December 31, 2001. The business address of each of Putnam Investments, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC is One Post Office Square, Boston, Massachusetts 02109.

(10) Includes 50,839 shares of Class A common held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee. Of the remaining 2,861,690 shares of Class A common stock reported in the table, 1,077,362 shares are subject to forfeiture in accordance with Mr. Kalogris' employment agreement.

(11) Of the 2,076,558 shares of Class A common stock reported in the table, 770,521 shares are subject to forfeiture according to the terms of Mr. Skinner's employment agreement.

(12) Of the 496,506 shares of Class A common stock reported in the table, 284,769 shares are subject to forfeiture according to the terms of Mr. Clark's employment agreement.

(13) Of the 189,573 shares of Class A common stock reported in the table, 112,440 shares are subject to forfeiture according to the terms of letter agreements, dated as of January 11, 1999, August 9, 1999, August 15, 2000 and May 1, 2001, between Triton and Mr. McNulty.

(14) Of the 121,660 shares of Class A common stock reported in the table, 78,832 shares are subject to forfeiture according to the terms of letter agreements, dated as of July 15, 1999, November 24, 2000 and May 1, 2001, between Triton and Mr. Hopkins.

(15) Of the 88,660 shares of Class A common stock reported in the table, 78,833 shares are subject to forfeiture according to the terms of letter agreements, dated as of June 30, 1999, August 15, 2000 and May 1, 2001, between Triton and Mr. W. Robinson.

(16) Includes 36,538 shares of Class A common stock held directly by Mr. G. Robinson's spouse. Mr. G. Robinson disclaims beneficial ownership of any shares held by his spouse. Of the 87,754 shares of Class A common stock held by Mr. G. Robinson and reported in the table, 85,000 shares are subject to forfeiture according to the terms of letter agreements, dated as of May 23, 2000 and May 1, 2001, between Triton and Mr. G. Robinson.

(17) Includes 800 shares of Class A common stock held directly by Mr. Beletic's daughter. Mr. Beletic disclaims beneficial ownership of any shares held by his daughter.

(18) Consists of 4,703,797 shares of Class A common stock held by Private Equity Investors III, L.P. and 4,040,412 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management Incorporated. The address for Private Equity Investors III, L.P. and Equity-Linked Investors-II is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

(19) Consists of 543,683.47 shares of Series D preferred stock convertible into 12,504,720 shares of Class A common stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time, and shares of Series C preferred stock are convertible into shares of Class A common stock or Class B non-voting common stock at any time.

(20) Both Edward C. Johnson III and Abigail P. Johnson may be deemed the beneficial owners of the shares of Class A common stock reported in the table in their capacity as shareholders of FMR Corp. Of the 7,424,450 shares reported in the table, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., beneficially owns 5,500,460 shares or 9.3% of Triton's Class A common stock as a result of acting as investment advisor to various investment companies. Of these 5,550,460 shares, the ownership of one such investment company, Fidelity Contrafund, amounted to 3,210,300 shares or 5.4% of Triton's Class A common stock.

(21) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(22) Consists of 2,923,086 shares of Class A common stock beneficially owned by Putnam Investment Management, LLC and 162,470 shares of Class A common stock beneficially owned by The Putnam Advisory Company, each a wholly owned subsidiary of Putnam Investments, LLC, a wholly owned subsidiary of Marsh & McLennan Companies, Inc.

BOARD OF DIRECTORS

     The Board of Directors met six times in 2001. All of the members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served, with the exception of Mr. Chavkin, who attended 71% of such meetings.

     Triton's First Amended and Restated Stockholders' Agreement provides that certain cash equity investors will vote their shares to elect two of Triton's seven directors. In a separate Investors Stockholders' Agreement, the cash equity investors have agreed that only one of those nominees can be an affiliate of JP Morgan Chase & Co. Mr. Chavkin, who is serving as a Class I director, and Mr. Watkins may be deemed to be affiliates of JP Morgan Chase & Co. As a result, Mr. Watkins was not nominated to stand for re-election as a Class III director by the cash equity investors.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     General

     The Audit Committee met six times in 2001. The current members of the Audit Committee are Mr. Anderson, as chairman, Mr. Chavkin and Mr. Watkins. The Board of Directors expects to appoint Mr. Desai to the Audit Committee to replace Mr. Watkins effective following the Annual Meeting. Each current member of the Audit Committee has been found by the Board of Directors to have no relationship with Triton that would interfere with the exercise of their independence from Triton and its management, and meets all other criteria of independence under the listing standards of the New York Stock Exchange.

     The functions of the Audit Committee include: recommending to the Board of Directors the appointment of Triton's independent accountants; reviewing with the independent accountants and Triton's internal auditors their annual audit plans; reviewing management's plans for engaging the independent accountants to perform management advisory services; discussing with management, the independent accountants and the internal auditors the adequacy of Triton's internal controls and financial reporting process; monitoring significant accounting and reporting issues; and monitoring compliance with Triton's policies relating to ethics and conflicts of interest. Both the independent accountants and the internal auditors have unrestricted access to the Audit Committee, including the opportunity to meet with the Audit Committee alone.

    Audit Committee Report

     The Audit Committee operates under a written charter adopted by the Triton Board of Directors. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of Triton's independent accountants.

     Management is responsible for Triton's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Triton's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees).

     Triton's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee discussed with the independent accountants the firm's independence.

     Based upon the Audit Committee's review and discussions with management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Triton's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. In addition, the Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be appointed Triton's independent auditors for 2002.

     The Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to Triton is compatible with maintaining the independence of PricewaterhouseCoopers LLP. Triton understands the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audit of Triton's financial statements, and therefore, Triton does not use PricewaterhouseCoopers LLP for internal audit work, and only uses PricewaterhouseCoopers LLP for non-audit work when management concludes that PricewaterhouseCoopers LLP is the most appropriate provider of that service.

                                          Scott I. Anderson
                                          Arnold L. Chavkin
                                          John W. Watkins

    Audit Fees

     The aggregate fees billed for professional services rendered for the audit of Triton's annual financial statements for 2001 and the reviews of the financial statements included in Triton's quarterly reports on Form 10-Q for 2001 were $215,500.

    Financial Information Systems Design and Implementation Fees

     The aggregate fees billed for financial information systems design and implementation rendered by PricewaterhouseCoopers LLP for 2001 were $0.

    All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for 2001 were $495,100, of which $177,700 was for Triton's equity offerings, $129,300 was for Triton's subordinated note offerings and $127,000 was for accounting software support.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    General

     The Compensation Committee met twice in 2001. The current members of the Compensation Committee are Mr. Beletic, as chairman, Mr. Chavkin and Mr. Watkins. The Board of Directors expects to appoint Mr. Desai to the Compensation Committee to replace Mr. Watkins effective following the Annual Meeting.

     The functions of the Compensation Committee include: overseeing the administration of Triton's compensation policies and practices; establishing and administering the compensation plans of members of senior management and authorizing any adjustments thereto; administering Triton's Stock and Incentive Plan and authorizing all awards granted thereunder; administering Triton's Employee Stock Purchase Plan; and reporting annually to the stockholders of Triton on matters concerning the compensation of executives of Triton.

    Compensation Committee Report on Executive Compensation

     The Compensation Committee consists of three non-employee directors. The Compensation Committee regularly reviews Triton's executive compensation policies and practices and establishes the salaries of executive officers.

     Executive Compensation Policy. The Compensation Committee's executive compensation policy is founded on principles that guide Triton in establishing all of its compensation programs. Triton designs compensation programs to attract, retain and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executive officers, share these characteristics:

     - Compensation is based on the level of job responsibility, individual performance and Triton's performance. Members of senior management have a greater portion of their pay based on Triton's performance than other employees.

     - Compensation also reflects the value of the job in the marketplace. To retain its highly skilled work force, Triton strives to remain competitive with the pay of other highly respected employers who compete with Triton for talent.

     - To align the interests of employees with those of stockholders, Triton provides employees at all levels of the organization the opportunity for equity ownership through various Triton programs. In addition, executive officers and other key employees have the opportunity to build more substantial equity ownership through Triton's stock plans.

     - Compensation programs are developed and administered to foster the long-term focus required for success in the wireless communications industry.

     The Compensation Committee believes that Triton's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Triton's performance and therefore enhance stockholder value. The program consists of both annual and long-term components. The Compensation Committee believes that the executive compensation program should be considered as a whole in order to properly assess whether it is attaining its objectives.

     In establishing total compensation, the Compensation Committee considers various measures of Triton's historical and projected performance, including revenues, operating results, new market launches, meeting network build-out schedules and cost budgets and implementation of information technology services. These data form the basis for the Compensation Committee's assessment of the overall performance and prospects of Triton that underpin the Compensation Committee's judgment in establishing total compensation ranges. In evaluating these factors, the Compensation Committee assigns them relative weighted values.

     Triton also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that Triton's programs are reasonable and appropriate to Triton's objectives.

     Components to Executive Compensation.

     - Annual Cash Compensation. Annual cash compensation for 2001 consisted of two components: base salary and a cash bonus. Base salaries and cash bonuses are determined with reference to Triton and individual performance for the previous year, internal relativity and market conditions, including pay at the wireless communications companies of like size and stature to Triton, and general inflationary trends. Assessment of individual performance includes considerations of a person's impact on financial performance as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of Triton's products, services and operations. As noted above, Triton uses the data from companies of like size and stature, as well as other market data to test for reasonableness and competitiveness of base salaries. The Compensation Committee also exercises subjective judgment in view of Triton's compensation objectives.

     - Long-Term Incentive Compensation. Long-term incentive awards typically are granted to provide executive officers with a competitive long-term incentive opportunity and an identity of interest with Triton. Long-term incentives generally will be provided under Triton's Stock and Incentive Plan, which is administered by the Compensation Committee. Triton's Stock and Incentive Plan affords the Compensation Committee the flexibility of offering long-term incentive awards in the form of incentive stock options, nonqualified stock options and restricted stock. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better performance by Triton and enhanced stock value. These awards generally vest over a five-year period commencing on the date of grant. In order to enhance retention of the current executives, the vesting of Mr. Kalogris', Mr. Skinner's and Mr. Clark's 2001 stock awards were designed to vest predominately in the third and fourth years following grant, as the majority of their previous grants would have vested by the beginning of 2004. There are no stock awards anticipated to be granted to Mr. Kalogris, Mr. Skinner or Mr. Clark in 2002. To date, no stock options have been awarded under Triton's Stock and Incentive Plan.

     Chief Executive Officer Compensation. The executive compensation policy described above was applied in establishing the 2001 compensation for Mr. Kalogris, with the basic compensation levels as determined pursuant to an employment agreement between Mr. Kalogris and Triton. Mr. Kalogris participated in the same executive compensation plans available to Triton's other executive officers.

     In 2001, Mr. Kalogris had a base salary of $411,481. Mr. Kalogris' bonus is primarily based on established goals. For 2001 these goals included: company performance against predetermined operating metrics (such as gross subscriber additions, cost per gross added subscriber, subscriber churn, EBITDA and average revenue per subscriber); company performance relative to industry comparables; successful execution of Triton's strategy for spectrum growth and subsequent launch of new products; and improved operational performance year-over-year. Triton's performance against the predetermined operating metrics was weighted at 70% with all other aforementioned goals having a consolidated weight of 30%. Based on Triton's performance versus the established goals and Mr. Kalogris' individual performance, the Compensation Committee determined that an annual cash bonus of $309,000 had been earned in 2001.

     Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Compensation Committee believes that doing so would be consistent with the best interests of stockholders.

                                          John D. Beletic
                                          Arnold L. Chavkin
                                          John W. Watkins

COMPENSATION OF DIRECTORS

     Non-management members of the Board of Directors receive compensation of $10,000 per year, plus $1,000 for each meeting they attend in person and $500 for each meeting they attend via conference call. Independent and management directors may also receive shares of Class A common stock that may, from time to time, be awarded to them under Triton's Stock and Incentive Plan. See "Certain Relationships and Related Transactions -- Other Related Party Transactions."

EXECUTIVE OFFICERS

     The executive officers of Triton who are not directors are set forth below. Executive officers of Triton are elected by the Board of Directors at the meeting of the Board of Directors held immediately following the annual meeting of stockholders to hold office until the next succeeding meeting of the Board of Directors held immediately following the annual meeting of stockholders. In the event of the failure to elect executive officers at the annual meeting of the Board of Directors, executive officers may be elected at any regular or special meeting of the Board of Directors. Each executive holds office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

     DAVID D. CLARK, 37, has served as Executive Vice President, Chief Financial Officer and Secretary of Triton since its inception. Mr. Clark served as Chief Financial Officer of Triton Cellular Partners, L.P. from inception through April 2000. Before joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist.

     STEPHEN J. MCNULTY, 48, has served as Senior Vice President of Sales and Marketing of Triton and President of SunCom since January 2001 and as President and General Manager of Triton's Mid-Atlantic region from July 1998 through December 2000. Before joining Triton, he was Vice President Central/West Operations with United States Cellular in Chicago, Illinois. Mr. McNulty previously served as Vice President of Marketing for ALLTEL Communications from February 1994 to May 1997.

     DANIEL E. HOPKINS, 37, has served as Senior Vice President and Treasurer of Triton since July 1998. Mr. Hopkins served as Vice President of Finance and Treasurer for Triton Cellular Partners, L.P. from July 1998 through April 2000. From May 1994 until joining Triton, he was a Vice President at PNC Bank, where he focused primarily on the financing of telecommunications ventures. Mr. Hopkins has over ten years of banking experience, primarily in the areas of Communications Finance and Acquisitions/ Leveraged Finance.

     GLEN ROBINSON, 43, has served as Senior Vice President of Technology of Triton since January 2001 and as Senior Vice President of Engineering and Information Technology from April 2000 through December 2000. Before joining Triton, Mr. Robinson served as Chief Technology Officer of Triton Cellular Partners, L.P. from July 1998 through March 2000 and served as Director of Technical

Operations for AT&T Wireless' Philadelphia OCS and Pittsburgh Cellular Markets from September 1994 through June 1998. Mr. Robinson has over twenty years of telecommunications experience, primarily in the area of engineering.

     WILLIAM A. ROBINSON, 35, has served as Senior Vice President of Operations of Triton since January 2001 and as Vice President and Controller from March 1998 through December 2000. Before joining Triton, Mr. Robinson served as Director, Financial Reporting for Freedom Chemical Company from June 1997 through March 1998 and Director, Financial Analysis, Planning and Budgeting for Centeon L.L.C. from December 1995 through June 1997.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                            -----------------------------      RESTRICTED         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS      OTHER     STOCK AWARDS(1)   COMPENSATION(2)
---------------------------          ----   --------   --------   -------    ---------------   ---------------
Michael E. Kalogris................  2001   $411,481   $309,000        --      $25,603,500         $2,311
  Chairman of the Board of           2000   $391,757   $385,000        --               --         $2,376
  Directors and Chief Executive      1999   $373,967   $350,000        --      $   792,942         $5,204
  Officer

Steven R. Skinner..................  2001   $294,615   $222,000        --      $17,725,500         $5,340
  President, Chief Operating         2000   $274,519   $275,000        --               --         $5,364
  Officer and Director               1999   $267,236   $250,000        --      $   594,707         $5,204


David D. Clark.....................  2001   $234,712   $206,000        --      $ 5,926,619         $5,340
  Executive Vice President,          2000   $220,038   $220,000        --               --         $5,364
  Chief Financial Officer and        1999   $208,231   $200,000        --      $ 2,957,471         $5,204
  Secretary

Stephen J. McNulty.................  2001   $210,695   $135,000   $46,758(3)   $   324,140         $5,340
  Senior Vice President of Sales     2000   $182,795   $176,000   $31,906      $ 3,316,931         $5,364
  and Marketing and President of     1999   $168,554   $176,000        --      $ 2,166,243         $5,204
  SunCom

Daniel E. Hopkins..................  2001   $163,846   $149,000        --      $ 1,438,799         $5,340
  Senior Vice President and          2000   $121,807   $ 97,500        --      $   980,209         $5,364
  Treasurer                          1999   $102,934   $ 90,000        --      $   610,070         $3,641


---------------

(1) Consists of 404,116, 92,531 and 1,295,216 restricted shares of Class A common stock awarded during 1999, 2000 and 2001, respectively, that vest over a five-year period commencing on the date of grant, unless specifically noted below, with an aggregate value of $11,860,805, $2,715,785 and $38,014,590, respectively, based upon the closing sales price of the Class A common stock on December 31, 2001. The value of the Class A common stock, at the date of grant, ranged between $3.91 and $14.40 per share in 1999 and $38.00 and $46.44 per share in 2000, and was $39.39 per share for all grants made in 2001.

    A significant portion of these shares remain subject to forfeiture at December 31, 2001. See "Security Ownership of Management and Certain Beneficial Owners." Mr. Kalogris' and Mr. Skinner's 1999 awards vest as follows: 10% vested as of the date of grant, 5% vested during 1999 in connection with the completion of Phase I of Triton's network build-out and 17% vests per year for five years beginning February 4, 1999. Mr. Kalogris', Mr. Skinner's and Mr. Clark's 2001 awards vest as follows: 15% vest per year for two years beginning May 1, 2002 and 35% vest per year for two years beginning May 1, 2004. With the exception of Mr. Clark's 2001 awards, a portion of Mr. Clark's and Mr. McNulty's awards vest as follows: 20% per year for five years beginning February 4, 1999, and the balance of their awards vest as follows: 20% per year for five years beginning August 9, 2000. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(2) Reflects matching contributions to the Triton PCS Holdings, Inc. 401(k) plan made by Triton on behalf of the named executive officers above during 2001, and insurance premiums paid by Triton during the same period for term life insurance secured for the benefit of the executive officers, as follows: Mr. Kalogris $2,221 and $90, respectively; Mr. Skinner $5,250 and $90, respectively;

    Mr. Clark $5,250 and $90, respectively; Mr. McNulty $5,250 and $90, respectively; and Mr. Hopkins $5,250 and $90, respectively.

(3) Of the amount reported, $40,268 reflects payment of relocation expenses incurred by Mr. McNulty.

     Several executive officers were issued shares of restricted stock in connection with the consummation of Triton's joint venture with AT&T Wireless, the acquisition of the Norfolk, Virginia license and infrastructure, the acquisition of the Myrtle Beach System and the June 1999 license exchange with AT&T Wireless. In addition, several executive officers were issued restricted stock under the amended and restated common stock trust agreement for management employees and independent directors dated June 26, 1998. 50,839 shares, or .09% of Triton's total outstanding Class A common stock, is currently held in trust under this common stock trust agreement of which Michael E. Kalogris is the trustee. The trustee is required to distribute stock from the trust to management employees and independent directors as directed in writing by executive management with the authorization of the Compensation Committee of the Board of Directors. Triton's Compensation Committee determines at its discretion which persons shall receive awards and the amount of such stock awards. Triton's Stock and Incentive Plan governs the shares and letter agreements previously issued and to be issued from the trust established pursuant to the common stock trust agreement.

EMPLOYMENT AGREEMENTS

     On February 4, 1998, Triton entered into employment agreements for a five-year term with Michael E. Kalogris, Chairman of Triton's Board of Directors and Chief Executive Officer, and Steven R. Skinner, Triton's President and Chief Operating Officer. On May 24, 2001, Triton entered into an employment agreement for a three-year term with David D. Clark, Triton's Executive Vice President, Chief Financial Officer and Secretary, effective as of January 1, 2000. Each of these employment agreements, however, may be terminated earlier by either the executive officer or Triton. Each executive officer may terminate his employment agreement:

     - at any time at his sole discretion upon 30 days' prior written notice, in the case of Mr. Kalogris and Mr. Skinner, and 60 days' prior written notice, in the case of Mr. Clark; and

     - immediately, upon written notice for good reason, which includes:

      (a) if there is a change of control, as defined in the employment agreement;

      (b) in the case of Mr. Skinner and Mr. Clark, if either is demoted or removed from any of their positions or offices other than in accordance with their respective employment agreements, and in the case of Mr. Kalogris, if he is demoted, removed or not re-elected as Chairman of Triton's Board of Directors. However, so long as Mr. Kalogris remains a member of Triton's Board of Directors and Triton's Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of Triton's Board of Directors;

      (c) there is a material diminishment of the executive officer's responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

      (d) Triton fails to pay or provide benefits to the executive officer when due and does not cure that failure within 10 days of receiving written notice of that failure;

      (e) Triton relocates its principal offices more than 30 miles from its current headquarters without the consent of the executive officer;

      (f) Triton purports to terminate the executive officer for cause for any reason other than those permitted as for cause reasons under the employment agreement; or

      (g) with respect to Mr. Clark, if Mr. Kalogris' employment with Triton terminates during the term of Mr. Clark's employment.

     Triton may terminate each employment agreement:

     - at any time, upon written notice, without cause at Triton's sole discretion;

     - for cause, as defined in the employment agreements; or

     - upon the death or disability of the executive officer.

     If Mr. Kalogris terminates his employment agreement for good reason, other than due to a change of control, or if Triton terminates his employment agreement without cause, Mr. Kalogris is entitled to receive the following severance benefits:

     - $1.0 million; and

     - up to an additional $0.5 million if he is unable to secure employment in a senior executive capacity by the second anniversary of the date of termination.

     Triton will also allow Mr. Kalogris to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of his employment agreement.

     If Mr. Kalogris' employment is terminated on or after the initial five-year term of the employment agreement or due to Triton's failure to renew the agreement, Triton will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris' employment agreement provides for an initial annual base salary of $350,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance.

     If Mr. Skinner terminates the employment agreement for good reason, other than due to a change of control, or if Triton terminates his employment agreement without cause, Mr. Skinner is entitled to receive the following severance benefits:

     - $675,000; and

     - up to an additional $337,500 if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement.

     Triton will also allow Mr. Skinner to participate in all health, dental, disability and other benefit plans maintained by Triton for a period of two years following the date of termination of the agreement.

     If Mr. Skinner's employment is terminated on or after the initial five-year term of the employment agreement or due to Triton's failure to renew his employment agreement, Triton will pay Mr. Skinner a severance benefit in the amount of his base salary at that time. Mr. Skinner's employment agreement provides for an initial annual base salary of $225,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance.

     In the case of Mr. Kalogris and Mr. Skinner, in the event of any change of control, regardless of whether Mr. Kalogris or Mr. Skinner terminates his employment agreement, all of their previously unvested shares will vest immediately.

     If Mr. Clark's employment with Triton terminates, he will be entitled to receive the following:

     - unpaid salary earned for services rendered to Triton on or prior to the date of Mr. Clark's termination of employment;

     - the vested portion of any stock award;

     - a prorated bonus, provided Mr. Clark's employment is terminated for good reason, by Triton without cause, or due to death or disability;

     - a severance award equal to Mr. Clark's base salary at the time of termination and payable over a 12-month period, provided that Mr. Clark's employment is terminated for good reason, by Triton without cause, or due to disability; and

     - a portion of any unvested shares of Triton's restricted stock issued to Mr. Clark, determined in accordance with the terms of the employment agreement.

     Mr. Clark's employment agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance.

PERFORMANCE GRAPH

     The following graph compares, for the period beginning October 27, 1999, when Triton's Class A common stock was first traded on the Nasdaq National Market, and ending December 31, 2001, the cumulative total return of the Class A common stock to the cumulative total returns on:

     - the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index, both indices which have been used for comparison in prior years; and

     - the Standard & Poor's 500 Stock Index, a new index that will be used for comparison in this and coming years.

     Triton believes that the Standard & Poor's 500 Stock Index is a more relevant point of comparison as a broad market index than the Nasdaq Stock Market Index given that Triton's Class A common stock moved from trading on the Nasdaq National Market to trading on the New York Stock Exchange in July 2001. In the future, information will only be provided with respect to the Nasdaq Telecommunications Index and the Standard & Poor's 500 Stock Index.

     The comparison assumes $100 was invested on October 27, 1999 in the Class A common stock and in each of the foregoing indices and that all dividends were reinvested. Triton has not paid any dividends on the Class A common stock, and no dividends are included in the representation of our performance. Management cautions that the stock price performance on the graph below is not necessarily indicative of future price performance.
[PERFORMANCE GRAPH]

                                        TRITON PCS HOLDINGS,       NASDAQ STOCK              NASDAQ
                                                INC.                  MARKET           TELECOMMUNICATIONS       S&P 500 INDEX
                                        --------------------       ------------        ------------------       -------------
10/27/99                                        $100                   $100                   $100                   $100
12/99                                           $253                   $145                   $147                   $113
12/00                                           $189                    $88                    $67                   $102
12/01                                           $163                    $70                    $34                    $89

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of Triton's Compensation Committee include Mr. Chavkin, who is an Executive Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners). See "Certain Relationships and Related Transactions" for a description of various transactions between affiliates of this entity and Triton.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Triton is a party to the following agreements with management and its principal stockholders.

     The Stockholders' Agreement

     General. Triton has entered into an amended and restated stockholders' agreement, dated as of October 27, 1999, with AT&T Wireless PCS LLC, which Triton refers to as AT&T Wireless PCS, its initial institutional investors, which Triton refers to as the cash equity investors, and certain of Triton's current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders' agreement in connection with the issuance to them of Triton's capital stock. The agreement covers matters in connection with Triton's management and operations and the sale, transfer or other disposition of Triton's capital stock. References to "stockholders" in this section mean stockholders who are party to the stockholders' agreement.

     Board of Directors. A board of directors divided into three classes and consisting of seven persons governs Triton. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to Triton's stockholders' agreement, other than J.P. Morgan SBIC LLC and Sixty Wall Street SBIC Fund, L.P., have agreed that they will vote their shares together to elect as two of Triton's seven directors the nominees selected by Triton's cash equity investors and, so long as AT&T Wireless PCS has the right to nominate a director under Triton's certificate of incorporation, to elect AT&T Wireless PCS's nominee.

     Representatives of AT&T Wireless PCS and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of Triton's capital stock. A majority of disinterested directors must approve any transactions between Triton and its stockholders, except for transactions under the stockholders', license, roaming and resale agreements described in this section and arm's-length agreements with AT&T Wireless PCS and its affiliates.

     Restrictions on Transfer; Rights of First Offer. The stockholders' agreement imposes restrictions with respect to the sale, transfer or other disposition of Triton's capital stock held under the terms of the agreement. Subject to certain exceptions, stockholders holding shares of common stock may only transfer their shares of common stock after complying with rights of first offer and first negotiation granted to specified parties to the stockholders' agreement. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investor.

     AT&T Wireless PCS may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders' agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Triton's capital stock to any of the three largest carriers of telecommunications services that as of February 4, 1998 constituted interexchange services, other than AT&T Wireless PCS and other specified wireless carriers.

     Registration Rights. The stockholders' agreement grants certain demand and piggyback registration rights to the stockholders. The following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate gross proceeds of at least $10.0 million to such stockholder:

     - AT&T Wireless PCS;

     - any stockholder or group of stockholders beneficially owning shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

     - certain management stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all such management stockholders together.

     In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by Triton at any time, other than registrations on Forms S-4 or S-8, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive until February 4, 2018.

     Rights of Inclusion. In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

     In a separate investors stockholders' agreement, the cash equity investors have agreed that cash equity investors holding 66 2/3% or more of Triton's Class A common stock and Class B non-voting common stock held by the cash equity investors, in the aggregate, who propose to sell their shares of common stock may require the other cash equity investors to also participate in any such sale. As a result, such cash equity investors may have the effective right to sell control of Triton.

     Exclusivity. The stockholders have agreed that during the term of the stockholders' agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders' agreement, wireless mobile telecommunications services initiated or terminated using frequencies licensed by the FCC and time division multiple access technology (the definition of which includes any upgrade or successor standards) or, in certain circumstances such as if AT&T Wireless PCS and its affiliates move to a successor technology in a majority of the defined southeastern region, a successor technology. However, AT&T Wireless PCS and its affiliates may:

     - resell or act as agent for Triton;

     - provide or resell wireless telecommunications services to or from specific locations; and

     - resell wireless telecommunications services for another person in any area where Triton has not yet placed a system into commercial service.

     AT&T Wireless PCS must provide Triton with at least 60 days' prior written notice of its intention to engage in resales for another person, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed on the roaming agreement, Triton and AT&T Wireless PCS have agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

     Build-Out.  Triton is required to

     - ensure compatibility of its personal communications services systems with the majority of AT&T Wireless personal communications services systems in the southeastern region of the United States;

     - satisfy the FCC construction requirements in the territory defined in the stockholders' agreement;

     - offer various core service features with respect to its systems;

     - cause its systems to comply with AT&T Wireless's time division multiple access quality standards; and

     - refrain from providing or reselling interexchange services, other than interexchange services under its FCC licenses or that Triton procures from AT&T Wireless.

     If Triton materially breaches any of the foregoing operational obligations or if AT&T Wireless PCS or its affiliates discontinues the use of time division multiple access digital technology (as defined) and adopts a new technology standard in a majority of its U.S. markets and Triton declines to adopt the new technology, AT&T Wireless PCS may terminate its exclusivity obligations; provided that, AT&T Wireless PCS may not terminate its exclusivity obligations if within 60 days of when AT&T Wireless PCS gives Triton prior notice of its determination to discontinue using time division multiple access digital technology in a majority of its U.S. markets, Triton elects to implement the new technology on a reasonable schedule. In addition, if AT&T Wireless PCS desires to test a new technology in an area contiguous to Triton's defined territory, AT&T Wireless PCS must give Triton 30 days' advance notice of such test and conduct the test in a manner that does not have a material adverse effect on Triton.

     Certain Transactions. If there is a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T and only if the business combination is with an entity that meets each and every one of the following three criteria:

     - derives from telecommunications businesses annual revenues in excess of $5.0 billion;

     - derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

     - owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders' agreement, then AT&T Wireless will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, Triton has the right to cause AT&T Wireless PCS to exchange into shares of Series B preferred stock:

     - all of the shares of its Series A preferred stock; and

     - all of the shares of its Series D preferred stock, its Series C preferred stock or any common stock it may have received upon conversion of its Series D preferred stock into any one of them.

     In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, Triton has certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of Triton's personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Triton's right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction or the date by which AT&T is required under applicable law to dispose of any such system.

     Without the prior written consent of AT&T Wireless PCS, Triton and its subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Triton or any of its subsidiaries or engage in any business other than permitted businesses. There are limited exceptions to this provision.

     Acquisition of Cellular Licenses. Triton may acquire cellular licenses if, among other circumstances, the board of directors determines such licenses are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

     - a majority of the cellular potential customers are within the territory defined in the stockholders' agreement;

     - AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

     - Triton's ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

     Equipment, Discounts and Roaming. At Triton's request, AT&T Wireless PCS will use all commercially reasonable efforts to assist Triton in obtaining discounts from any vendor with whom Triton is negotiating for the purchase of any infrastructure equipment or billing services and to enable Triton to become a party to the roaming agreements between AT&T Wireless PCS and its affiliates which operate other cellular and personal communications services systems so long as AT&T Wireless PCS, in its sole discretion, does not determine such activities to be adverse to its interests.

     Resale Agreements. At AT&T Wireless PCS's request, Triton will enter into resale agreements relating to the territory defined in the stockholders' agreement. The rates, terms and conditions of service that Triton provides shall be at least as favorable to AT&T Wireless PCS, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

     Subsidiaries. All of Triton's subsidiaries must be direct or indirect wholly-owned subsidiaries.

     Amendments. Amendments to the stockholders' agreement require the consent of the following stockholders:

     - a majority of the shares of each class of capital stock held by the parties to the stockholders' agreement, including AT&T Wireless PCS;

     - two-thirds of the common stock beneficially owned by the cash equity investors; and

     - 60.1% of the common stock beneficially owned by the management stockholders.

However, in the event any party to the stockholders' agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders' agreement and his or her corresponding rights and obligations terminate.

     Termination. The stockholders' agreement terminates upon the earliest to occur of:

     - the written consent of each party to the agreement;

     - February 4, 2009; and

     - one stockholder beneficially owning all of the shares of common stock.

However, certain provisions of the agreement expire on February 4, 2008, and some consent rights of AT&T Wireless PCS expire if it fails to own a specified amount of capital stock.

     License Agreement

     Under the terms of a network membership license agreement, dated as of February 4, 1998, between AT&T Corp., which Triton refers to as AT&T, and Triton, AT&T has granted Triton a royalty-free, non-transferable, non-exclusive, limited right and license to use various licensed marks solely in connection with specified licensed activities, as described below. The licensed marks include the logo containing the

AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

     - the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to Triton for commercial mobile and radio service provided in accordance with the AT&T agreements; and

     - marketing and offering the licensed services within the territory specified in the agreement.

     The license agreement also grants Triton the right and license to use the licensed marks on permitted mobile phones.

     AT&T has agreed not to grant to any other person, other than a subsidiary of AT&T, a right or license to provide or resell, or act as agent for any person offering, the communications services Triton is offering within the territory under the licensed marks except to:

     - any person who resells, or acts as Triton's agent for, communications services provided by Triton;

or

     - any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and hand-off between the service to the specific location and such other telecommunications services.

In all other instances, except as described above, AT&T reserves for itself all rights of ownership and use of the licensed marks in connection with its marketing, offering or provision of services, whether within or without the territory.

     The license agreement contains numerous restrictions with respect to Triton's use and modification of any of the licensed marks. Triton is obligated to use commercially reasonable efforts to cause all licensed services that use the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to Triton's licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords Triton a grace period to cure any instances of alleged noncompliance. Following the cure period, Triton must cease using the licensed marks until Triton is in compliance.

     Triton may not assign or sublicense any of its rights under, or grant a security interest in, the license agreement. However, the license agreement may be, and has been, assigned to Triton's lenders under Triton's credit facility. After the expiration of any applicable grace and cure periods under the credit facility, Triton's lenders may enforce Triton's rights under the license agreement and assign the license agreement to any person with AT&T's consent.

     The license agreement has a five-year term, expiring February 4, 2003, which renews for an additional five-year period if neither party terminates the agreement. The license agreement may be terminated at any time in the event of Triton's significant breach, including Triton's misuse of any licensed marks, Triton's license or assignment of any of the rights in the license agreement, Triton's failure to maintain AT&T's quality standards or if Triton experiences a change of control. After the initial five-year term, in the event AT&T Wireless PCS converts any shares of Series A preferred stock into common stock in connection with the stockholders' agreement, the license agreement terminates on the later of two years from the date of such conversion and the then existing expiration date of the license agreement. After the initial five-year term, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See "-- The Stockholders' Agreement -- Certain Transactions."

     Roaming Agreement

     Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T Wireless, on behalf of its affiliates, and Triton, AT&T Wireless and Triton agreed to provide wireless mobile radio-telephone service for registered customers of the other party's customers when they are out of their home carrier's geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobile radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as any toll or other charges. The roaming rate charges to AT&T Wireless for its customers roaming onto Triton's network will decline over the next several years. In addition, on or after September 1, 2005, the parties may renegotiate the rate from time to time.

     The roaming agreement has a term of 20 years expiring February 4, 2018, unless a party terminates earlier due to:

     - the other party's uncured breach of any term of the roaming agreement;

     - the other party's voluntary liquidation or dissolution; or

     - the FCC's revocation or denial of the other party's license or permit to provide commercial mobile radio service.

     Neither party may assign or transfer the roaming agreement or any of its rights or obligations under the roaming agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party's obligations under the roaming agreement and becomes a party to the roaming agreement.

     Resale Agreement

     Under the terms of the stockholders' agreement, Triton is required at AT&T Wireless PCS's request to enter into a resale agreement in an agreed-upon form. Under the resale agreement, AT&T Wireless will be granted the right to purchase and resell on a nonexclusive basis access to and usage of Triton's services in Triton's service area. AT&T Wireless will pay Triton the charges, including usage and roaming charges, associated with services it requests under the agreement. Triton will retain the continuing right to market and sell its services to customers and potential customers.

     Triton has agreed under the stockholders' agreement that the rates, terms and conditions of service, taken as a whole, that it provides to AT&T Wireless under the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and conditions of service, taken as a whole, to any other customer that purchases services from Triton. Triton will design the rate plan it will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T Wireless pays for service at least 25% below the weighted average actual rate per minute that Triton bills its customers generally for access and air time. The terms of the stockholders' agreement also require Triton and AT&T to negotiate commercially reasonable reductions to such resale rate based on increased volume commitments.

     The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days' prior written notice. Furthermore, AT&T Wireless may terminate the agreement at any time for any reason on 180 days' written notice.

     Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except:

     - to an affiliate of that party at the time of the agreement's execution;

     - by Triton to any of its operating subsidiaries; and

      - to an entity to whom the outstanding common stock or substantially all of the assets of Triton are transferred after first receiving FCC or other necessary approvals.

     Other Agreements with AT&T Wireless PCS

     Triton and AT&T Wireless PCS, from time to time, provide certain other services to each other, including referring each other to national accounts, providing development and engineering services related to network build-out and providing marketing assistance for certain services. Such services are provided at agreed rates, which are generally based on market rates.

     Other Related Party Transactions

     In February 2001, Triton and certain selling stockholders sold an aggregate of 6.9 million shares of Class A common stock in a registered public offering, and in December 2001, certain selling stockholders sold an aggregate of 7.2 million shares of Class A common stock in a registered public offering. Affiliates of Arnold L. Chavkin and Rohit M. Desai, a current director of Triton and director nominee, respectively, were selling stockholders in both offerings. Pursuant to the registration rights provisions of the stockholders' agreement, Triton paid most of the expenses incurred in connection with these offerings, and the selling stockholders paid the underwriting discounts and commissions.

     Triton has entered into letter agreements with several of its management employees and with its independent directors. Under the letter agreements, these individuals were issued shares of Triton's Class A common stock that generally vest at 20% per year over a five-year period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Triton's executive officers and directors and persons who own more than 10% of Triton's Class A common stock to file reports of ownership and changes in ownership of Triton's Class A common stock with the Securities and Exchange Commission. Based solely on a review of copies of such reports and written representations from the reporting persons, Triton believes that from January 2001 through the date of this Proxy Statement, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except that Michael Kalogris and Steven Skinner were one day late in filing their respective Forms 4 Statement of Changes in Beneficial Ownership, reflecting sales of shares of Triton's Class A common stock that took place in February 2001. In addition, Desai Capital Management Incorporated failed to file a Form 4 Statement of Changes in Beneficial Ownership, reporting its February 28, 2001 sale of 835,305 shares of Triton's Class A common stock. On February 14, 2002, Desai Capital Management Incorporated reported this disposition on a Form 5 Annual Statement of Changes in Beneficial Ownership.

                       SELECTION OF INDEPENDENT AUDITORS

                                (PROPOSAL NO. 2)

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as Triton's independent auditors for the year ending December 31, 2002.

     Ratification of the appointment of PricewaterhouseCoopers LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of Triton's Class A common stock present or represented by proxy and entitled to vote at the Annual Meeting.

     A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

OTHER MATTERS

     We do not know of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

ANNUAL REPORT ON FORM 10-K

     We will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of Triton's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and financial statement schedule information included therein, as filed with the Securities and Exchange Commission on March 22, 2002.

SUBMISSION OF STOCKHOLDER PROPOSALS

     The Second Amended and Restated Bylaws of Triton generally require notice of (i) any proposal to be presented by any stockholder or (ii) the name of any person to be nominated by any stockholder for election as a director of Triton at a meeting of the stockholders to be delivered to or mailed and received by the Corporate Secretary of Triton at Triton's principal executive offices. Notice must be received by the Corporate Secretary not less than 60 or more than 90 days prior to the date of the annual meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

     Any stockholders who intend to present proposals at the 2003 Annual Meeting of Stockholders, and who wish to have such proposals included in Triton's Proxy Statement for the 2003 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of Triton not later than December 11, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in Triton's 2003 proxy materials.

                                          By Order of the Board of Directors,

                                          /s/ David D. Clark

                                          David D. Clark
                                          Corporate Secretary

Berwyn, Pennsylvania
April 10, 2002

                                                                      APPENDIX A



                                  DETACH HERE

                                      PROXY

                            TRITON PCS HOLDINGS, INC.
                                1100 CASSATT ROAD
                                BERWYN, PA 19312

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of Triton PCS Holdings, Inc., a Delaware corporation (the "Company"), hereby appoints Michael E. Kalogris and David D. Clark, or either of them, with full power of substitution in each of them, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 15, 2002, at 2:00 p.m., local time, and any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for Class III Director and ratification of the Independent Auditors, respectively, and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.



SEE REVERSE                                                         SEE REVERSE
    SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE

                                   DETACH HERE


[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.



                                                                                              FOR    AGAINST  ABSTAIN
1.   ELECTION OF THREE CLASS III DIRECTORS          2.  RATIFICATION OF INDEPENDENT           [ ]      [ ]      [ ]
     Nominees:                                          AUDITORS
     (01) Michael E. Kalogris, (02) Steven R.           Nominee:
     Skinner and (03) Rohit M. Desai.                   PricewaterhouseCoopers LLP


    FOR                       WITHHELD              Any other matters which may
    ALL    [ ]           [ ]  FROM ALL              properly come before the meeting or
 NOMINEES                     NOMINEES              any adjournment or postponement
                                                    thereof in the discretion of
                                                    the Proxy Holder.

[ ]       ______________________________________
          For all nominees except as noted above



                               MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                              Note:  Please sign as name appears hereon.
                              Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or officer, please give full title under signature.


Signature:______________  Date:________ Signature:______________  Date:________